Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of December 31, 2006, is made by and among EDGEN MURRAY CORPORATION, a Nevada corporation formerly known as Edgen Corporation (the “Company”) and The Bank of New York, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company (prior to the Merger and Name Change (as defined below), “Edgen Corporation”), Edgen Alloy Products Group, L.L.C., a Louisiana limited liability company (“Edgen Alloy”), Edgen Carbon Products Group, L.L.C., a Louisiana limited liability company (“Edgen Carbon”), Edgen Louisiana Corporation, a Louisiana corporation (“Edgen Louisiana” and, together with Edgen Alloy and Edgen Carbon, the “Merged Guarantors”), the Trustee and the Collateral Agent are currently parties to an indenture, dated as of February 1, 2005 (as supplemented by the Supplemental Indenture dated February 1, 2005, the Second Supplemental Indenture dated December 16, 2005 and the Third Supplemental Indenture dated October 5, 2006, the “Indenture”);

WHEREAS, the Merged Guarantors have merged with and into the Company (the “Merger”);

WHEREAS, the Company has changed its name from “Edgen Corporation” to “EDGEN MURRAY CORPORATION” (the “Name Change”); and

WHEREAS, pursuant to clause (B) of the fourth paragraph of Section 5.01 of the Indenture, the Company desires to confirm to the Trustee and Collateral Agent its assumption of the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of Edgen Corporation to be performed or observed thereunder and all obligations of Edgen Corporation under the Collateral Agreements, and all of the obligations of the Merged Guarantors under the Guarantee, the performance of every covenant of the Merged Guarantors under the Guarantee, the Indenture and the Registration Rights Agreement and all obligations of the Merged Guarantors under the Collateral Agreements.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Pursuant to clause (B) of the fourth paragraph of Section 5.01 of the Indenture, the Company hereby assumes the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of Edgen Corporation to be performed or observed thereunder and all obligations of the Edgen Corporation under the Collateral Agreements.

3. Pursuant to clause (B) of the fourth paragraph of Section 5.01 of the Indenture, the Company hereby assumes all of the obligations of the Merged Guarantors under the Guarantee, the performance of every covenant of the Merged Guarantors under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and all obligations of the Merged Guarantors under the Collateral Agreements.

4. Other than as specifically provided herein, this Fourth Supplemental Indenture shall not operate as a waiver or amendment of any right, power or privilege of any Holder, the Trustee or the Collateral Agent under the Indenture or any other Indenture Document or of any other term or condition of the Indenture or any other Indenture Document. All references to the Indenture or the Security Agreement in any Indenture Document from and after the date hereof shall be deemed to refer to the Indenture or the Security Agreement, in each case, as amended hereby.

5. GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE.

6. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first written above.

EDGEN MURRAY CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Secretary and Treasurer

THE BANK OF NEW YORK, as Trustee and Collateral Agent

By:	/s/ Geovanni Barris
Name: Geovanni Barris
Title: Vice President